EXHIBIT 5

March 23, 2006

Gilat Satellite Networks Ltd.
21 Yegia Kapayim Street
Daniv Park, Kiryat Arye
Petah Tikva 49130
Israel

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of Gilat Satellite Networks Ltd. (the “Company”), relating to 3,500,000 of the Company’s Ordinary Shares, NIS 0.20 nominal value per share (the “Shares”), issuable upon the exercise of options granted or to be granted under the Gilat Satellite Networks Ltd. 2003 Stock Option Plan (the “Plan”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In rendering our opinion on the matters hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as we have deemed relevant as a basis for our opinion hereinafter expressed.

        In such examination, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to be properly given and to be accurate. As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company’s officers.

        Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Plan and, when paid for and issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ —————————————— Very truly yours, Rael Kolevsohn, Adv.